Exhibit 23.2

[LETTERHEAD OF WEBB & COMPANY, P.A.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the 2006 Employee Stock Compensation Plan A of Infinium Labs, Inc. of our report dated April 14, 2005, except for Notes 2, 7, 8(G), 9 and 10, as to which the date is December 16, 2005, with respect to the financial statements of Infinium Labs, Inc. included in its annual report (Form 10-KSB/A) for the year ended December 31, 2004 and the two month period ended December 31, 2003 as filed with the Securities and Exchange Commission.

/s/ Webb & Company
WEBB & COMPANY, P.A.
Certified Public Accountants

March 14, 2006